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                                                                  Exhibit 3 (v)

                        Amendment to Bylaws of Registrant

                   Effective June 22, 1998, the first sentence of Section I,
Article III of the Bylaws of St. Paul Bancorp, Inc. was amended in its entirety to read as follows:

                     "The number of directors shall be ten".




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